Exhibit 5.1

May 30, 2019

Raytheon Company
870 Winter Street
Waltham, Massachusetts 02451

Re:	Raytheon Company Registration Statement on Form S-8
Filed on May 30, 2019

Ladies and Gentlemen:

We have acted as counsel to Raytheon Company, a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to an aggregate of 10,073,643 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), of which 8,673,643 shares of Common Stock are being registered for offering and sale under the Raytheon 2019 Stock Plan (the “2019 Stock Plan”), and 1,400,000 shares of Common Stock are being registered for offering and sale under the Raytheon Savings and Investment Plan (the “RAYSIP”). The Registration Statement also relates to $400,000,000 of deferred compensation obligations of the Company (the “Obligations”) being registered for offering and sale under the Raytheon Deferred Compensation Plan (as amended and restated) (the “Deferred Compensation Plan”). The Obligations represent unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the Deferred Compensation Plan. We refer to the 2019 Stock Plan, the RAYSIP, and the Deferred Compensation Plan collectively as the “Plans.”

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate”), (ii) the Amended and Restated By-Laws of the Company, as amended to date (the “Bylaws”), (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plans, and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof that: (i) the Common Stock has been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2019 Stock Plan and the RAYSIP, will be validly issued, fully paid, and non-assessable and (ii) the Obligations, when issued by the Company in accordance with the provisions of the Deferred Compensation Plan, will be valid and binding obligations of the Company, enforceable in accordance with the terms of the Deferred Compensation Plan, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

In addition, the Deferred Compensation Plan is designed to be a top-hat plan for the purposes of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The provisions of the written Deferred Compensation Plan document comply with the provisions applicable to top-hat plans. We express no opinion as to whether the Deferred Compensation Plan is being operated by the Company as a top-hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Deferred Compensation Plan would constitute a select group of management or highly compensated employees.

The foregoing opinion is limited to Title I of ERISA and the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP